Exhibit 4.1

SECOND AMENDMENT TO RESTATED LOAN AND SECURITY AGREEMENT

AND NOTE

            This Second Amendment to Restated Loan and Security Agreement and Note (this "Amendment") is made and entered into as of September 27, 2004 by and between CPAC, INC. (the "Borrower") and BANK OF AMERICA, N.A. (the "Bank");

W I T N E S S E T H:

            WHEREAS, the Borrower and the Bank have made and entered into that certain Restated Loan and Security Agreement, dated as of August 29, 2002, as amended (the "Original Loan Agreement" and, as amended hereby, the "Loan Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement);

            WHEREAS, pursuant to the Loan Agreement, the Bank has extended to the Borrower a Revolving Loan facility in the original principal amount of up to $5,000,000, which Revolving Loan facility is evidenced by the Promissory Note, dated as of July 19, 2004, from the Borrower to the Bank in the principal amount of up to $5,000,000 (the "Revolving Note");

            WHEREAS, the Borrower desires to extend the Revolving Loan for an additional one year period and amend certain provisions of the Loan Agreement and Revolving Note, and the Bank is willing to agree to the same on the terms and conditions set forth herein;

            NOW THEREFORE, for and in consideration of the foregoing and for ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.

Amendments to Loan Documents

            Section 1.1      Loan Agreement Definition Amendments. The definition of "Revolving Loan Termination Date" in Section 1.1 of Exhibit A to the Loan Agreement is hereby amended in its entirety to read as follows:

            "Revolving Loan Termination Date" or "Termination Date" means October 31, 2005.

            Section 1.2      Covenant Amendment. Section 7.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

7.2.      Funded Debt to Cash Flow Ratio. Maintain, as of each fiscal quarter-end, a ratio of its Funded Debt as of such date to its Cash Flow for the Trailing Four Quarter Period of no greater than (a) 3.40 to 1.00 for the fiscal quarter ending June 30, 2004, (b) 3.00 to 1.00 for the fiscal quarter ending September 30, 2004, and (c) 2.50 to 1.00 for each fiscal quarter end thereafter. "Funded Debt" shall mean, as of any date of calculation, Borrower's Debt for money borrowed and

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Debt represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Debt upon which interest charges are customarily period, all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Debt issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Debt for money borrowed, and, without duplication, guaranties of any of the foregoing, in each case calculated on a consolidated basis and in accordance with GAAP. "Cash Flow" shall mean, as of any date of calculation, Borrower's Net Income for the Trailing Four Quarter Period, plus, to the extent deducted in determining Net Income for such period, the sum of each of the following for such period: (a) depreciation and amortization allowances, (b) interest expense (net of any interest income) and (c) income tax expense, in each case calculated on a consolidated basis and in accordance with GAAP.

            Section 1.3      Covenant Amendment. Section 7.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

7.3.      Debt Service Coverage Ratio. Maintain, as of each fiscal quarter-end, a ratio of its Adjusted Cash Flow to its Debt Service of not less than (a) 0.55 to 1.00 for the fiscal quarter ending June 30, 2004, (b) 0.90 to 1.00 for the fiscal quarter ending September 30, 2004, and (c) 1.50 to 1.00 for each fiscal quarter end thereafter. "Adjusted Cash Flow" shall mean, as of any date of calculation, Borrower's Cash Flow minus dividends, distributions and withdrawals for the most recently completed Trailing Four Quarter Period. "Debt Service" shall mean, as of any date of calculation, the portion of Borrower's Long Term Debt and interest expense which is due and payable during the Prospective Four Quarter Period, in each case calculated on a consolidated basis and in accordance with GAAP. "Long Term Debt" shall mean, as of any date of calculation, that portion of Borrower's Total Liabilities which is due and payable during the Prospective Four Quarter Period.

            Section 1.4      Exhibit Amendment. Exhibit 5.6 to the Loan Agreement is hereby amended in its entirety to read in the form attached hereto as Exhibit 5.6.

            Section 1.5      Note Amendment. The Section of the Revolving Note entitled "REPAYMENT TERMS" is hereby amended in its entirety to read as follows:

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only on the first day of each month (each, a "Payment Date"), commencing September 1, 2004, until fully paid. All outstanding principal will be repaid in accordance with the Loan Agreement and, in any event, this Note shall be due and payable in full, including all principal and accrued interest, on October 31, 2005 (the "Revolving Loan Termination Date").

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Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower's account number 000107908684. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

Article 2.

Conditions to Effectiveness

            Section 2.1      Conditions. The amendments to the Loan Agreement and the Waiver Covenant set forth herein shall become effective as of the date first above written (the "Effective Date") after all of the conditions set forth in Sections 2.2 through 2.5 hereof shall have been satisfied.

            Section 2.2      Execution of Amendment. This Amendment shall have been executed and delivered by the Borrower.

            Section 2.3      Confirmations of Guaranties. Each of Guarantors shall have executed and delivered confirmations of its Guaranty Agreement and Security Agreement.

            Section 2.4      Representations and Warranties. (a) As of the Effective Date, the representations and warranties set forth in the Loan Agreement, and the representations and warranties set forth in each of the Loan Documents, shall be true and correct in all material respects; (b) as of the Effective Date, no Defaults or Events of Default shall have occurred and be continuing; (c) the Lender shall have received from the Borrower a certificate dated the Effective Date, certifying the matters set forth in subsections (a) and (b) of this Section 2.5.

            Section 2.5      Loan Fee. Borrower shall have paid Lender's renewal fee of $12,500, which fee has been fully earned by the Bank and is non-refundable in its entirety.

Article 3.

Miscellaneous

            Section 3.1      Entire Agreement; No Novation or Release. This Amendment, together with the Loan Documents, as in effect on the Effective Date, reflects the entire understanding with respect to the subject matter contained herein, and supersedes any prior agreements, whether written or oral. This Amendment is not intended to be, and shall not be deemed or construed to be, a satisfaction, novation or release of the Loan Agreement or any other Loan Document. Except as expressly amended hereby, all representations, warranties, terms, covenants and conditions of the Loan Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue in full force and effect.

            Section 3.2      Fees and Expenses. All fees and expenses of the Bank incurred in connection with the issuance, preparation and closing of the transactions contemplated hereby shall be payable by the Borrower promptly upon the submission of the bill therefor. If the

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Borrower shall fail to promptly pay such bill, the Bank is authorized to pay such bill through an advance of funds under the Loan.

            Section 3.3      Choice of Law; Successors and Assigns. This Amendment shall be construed and enforced in accordance with and governed by the internal laws (as opposed to the conflicts of laws provisions) of the State of Georgia. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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            WITNESS the hand and seal of each of the undersigned as of the date first written above.

BANK:

BANK OF AMERICA, N.A.

By: /s/ Janet Garmon
Title: Officer

BORROWER:

CPAC, INC.

By: /s/ Thomas J. Weldgen
Title: VP Finance & CFO

Attest: /s/ James W. Pembroke
Title: Chief Financial Officer

[Corporate Seal]

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Exhibit 5.6

COMPLIANCE CERTIFICATE

            This Compliance Certificate (the "Certificate") is delivered pursuant to the Loan and Security Agreement dated as of August     , 2002 (together with all amendments and modifications, if any, from time to time made thereto, the "Loan Agreement"), between CPAC, INC. (the "Borrower") and Bank of America, N.A ("Lender"). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

             [The undersigned, being the duly elected, qualified and acting                           of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower,] [Borrower] hereby certifies and warrants that:

            He or she is the                           of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower.]

            He or she is the Borrower and is authorized to execute this Certificate.]

            As of                              ,                 :

                                    Borrower was not in default of any of the provisions of the Loan Agreement during the period to which this Certificate relates;

                        Tangible Net Worth. Borrower's consolidated Net Worth was $                            as computed on Net Worth Exhibit attached hereto;

                        Debt Service Coverage Ratio. Borrower's consolidated Debt Service Coverage Ratio was                     to 1.0 as computed on Debt Service Coverage Ratio Exhibit attached hereto;

                        Funded Debt to EBITDA. Borrower's consolidated Funded Debt to EBITDA Ratio was                      to 1.0 as computed on Funded Debt to EBITDA Exhibit attached hereto;

                        Capital Expenditures. Borrower's Capital Expenditures were $                                    . (Maximum of $5,000,000 permitted)

                        Acquisitions. Borrower spent $                              on Acquisitions (Maximum of $5,000,000 permitted).

                        IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this              day of                           , 20        .

CPAC, INC.

By:
Title:

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NET WORTH EXHIBIT

Period ending

Net Worth (on a consolidated basis)

1. Net Worth:
a. Total capital stock	$
b. plus paid in capital	$
c. plus retained earnings	$
d. less treasury stock	$
e. less foreign currency translation adjustments	$
f. Total Net Worth	$

Required Net Worth: $43,000,000+ (Net Income $ x 65%) - (stock repurchase up to $2,000,000) = $

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FUNDED DEBT TO CASH FLOW RATIO EXHIBIT

12 Month Period ending

Funded Debt to Cash Flow Ratio (on a consolidated basis)

1. Funded Debt:
all outstanding liabilities for borrowed money	$
+ other interest-bearing liabilities, including
current and long-term debt	$

(A) = Funded Debt	$

2. Cash Flow:
net income	$
+ income tax	$
+ interest expense	$
+ depreciation	$
+ amortization	$

(B) = EBITDA
$

Funded Debt to Cash Flow Ratio = 1(A) / 2(B):	to 1.0.

Required ratio is:	Max. 3.40 to 1.0 at 6/30/04
Max. 3.00 to 1.0 at 9/30/04
Max. 2.50 to 1.0 at/after 12/31/04

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DEBT SERVICE COVERAGE RATIO EXHIBIT

12 Month Period ending

Debt Service Coverage Ratio (on a consolidated basis)

1. Adjusted Cash Flow:
Cash Flow (see prior schedule 2(B)	$
- dividends, withdrawals, and other distributions	($ )

(A) = Total Adjusted Cash Flow	$

2. Debt Service
Current portion of long term debt (as of the date
12 months prior to the current financial statement)	$
+ current portion of capitalized lease obligations	$
+ interest expense on all obligations	$

(A) = Debt Service	$

Debt Service Coverage Ratio = 1(A) / 2(A)	to 1.0

Required ratio is:	Min. 0.55 to 1.0 at 6/30/04
Min. 0.90 to 1.0 at 9/30/04
Min. 1.50 to 1.0 at/after 12/31/04